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Exhibit 23.2

    Independent Auditors' Consent

              We consent to the use in this Registration Statement of Morningstar, Inc. on Form S-1 of our report dated April 1, 2004 related to the financial statements of mPower.com, Inc. ("mPower") as of December 31, 2001 and 2002 and for each of the two years in the period ended December 31, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph as to mPower's change in its method of accounting for goodwill and intangible assets) appearing in the Prospectus, which is part of this Registration Statement and of our report dated April 1, 2004 relating to the financial statement schedule appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Chicago, Illinois
May 5, 2004

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Independent Auditors' Consent